Exhibit 21

List of Subsidiaries

Rollins Inc.
Orkin, LLC	Delaware
Orkin Systems, Inc.	Delaware
Orkin International, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin S.A de C.V.	Mexico
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin Services of California, Inc.	Delaware
Orkin-IFC Properties LLC	Delaware
Rollins Continental, Inc.	New York
Rollins- Western Real Estate Holding LLC	Delaware
Western Industries North, LLC	Delaware
Western Industries South, LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
The Industrial Fumigant Company, LLC	Illinois
IFC services of California, Inc.	Delaware
International Food Consultants, LLC	Texas	40.0%
Crane Acquisition, Inc.	Delaware
Waltham Services, LLC	Georgia
TruTech, LLC	Delaware
B.D.D. Pest Control, Inc.	California
Wilco Enterprises Inc.	Virginia
PermaTreat Pest Control Company Inc.	Virginia
Rollins Wildlife Services, Inc.	Delaware
Critter Control, Inc.	Michigan
Critter Control Operations, Inc.	Delaware
PCO Holdings, Inc.	Delaware
PCO Acquisitions, Inc.	Delaware
Kinro Investment, Inc.	Delaware
Rollins Investment LLC	Delaware
3094488 Nova Scotia Company	Nova Scotia
3301668 Nova Scotia Company	Nova Scotia
Orkin Canada Limited Partnership	Ontario	99.0%
3301803 Nova Scotia Company	Nova Scotia
Orkin Canada Limited Partnership	Ontario	1.0%
Rollins Europe, B.V.	Netherlands
Rollins Australia Pty Ltd	Australia
ROL-WA Pty Ltd	Australia
ROL-ADMIN WA Pty Ltd	Australia
ROL-GSN Pty Ltd	Australia
Statewide Rollins Pty Ltd	Australia
Murray Rollins Pty Ltd	Australia
Rollins Australia Franchising Pty Ltd	Australia
Scientific PM Holding Pty Ltd	Australia
Rollins UK Holdings LTD	United Kingdom
Safeguard Pest Control & Environmental Services LTD	United Kingdom
Rollins Netherlands BV	Netherlands

Orkin Canada Limited Partnership	Ontario
Orkin Canada Corporation	Nova Scotia
PCO Services Holdings, Inc.	Ontario